Exhibit 99.1

For Immediate Release

Granahan McCourt Acquisition Corporation To Hold Conference Call to Discuss Pro Brand International, Inc.’s Results for the First Six Months of 2008 and the Amended Merger Agreement

PBI’s Financial Highlights

•                  First half 2008 revenue increased more than 20% year-over-year to $71.2 million

•                  First half 2008 EBITDA increased over 9% year-over-year to $7.0 million

•                  Reiterates 2008 revenue, EBITDA and net income guidance of $160 million, $18 million and $11 million, respectively

New York, NY and Marietta, GA, September 10, 2008 – Granahan McCourt Acquisition Corp. (AMEX: GHN, GHN.U, GHN.WS) (“Granahan McCourt”) and Pro Brand International, Inc. (“PBI”) today announced that Granahan McCourt will host a conference call to discuss the recently announced amended merger agreement and PBI’s financial results for the six months ended June 30, 2008, as disclosed in Granahan McCourt’s amended Form S-4 filed with the SEC on September 8, 2008.  The call is scheduled to be held at 4:30 p.m. Eastern Time on Thursday, September 11, 2008.

Investors may listen to the call via telephone by dialing (800) 762-8779 (pass code 3919648), or for international callers, (480) 248-5081.  A telephone replay will be available shortly after the call and can be accessed by dialing (800) 406-7325 (pass code 3919648), or for international callers, (303) 590-3030. The replay will be available until September 25, 2008, at 11:59 p.m. Eastern Time.  This call is being webcast and can be accessed by visiting the GMAC section of the Granahan McCourt website at www.granahanmccourt.com.

On April 30, 2008, PBI announced that it had signed a definitive agreement for a transaction whereby it will become a wholly-owned subsidiary of Granahan McCourt.  Upon consummation of the acquisition, PBI’s current management team, including its Chief Executive Officer, Mr. Philip Shou, will remain in place to run the business.  Mr. David McCourt will remain Chairman of the Board of Granahan McCourt. It is anticipated that, upon consummation of the acquisition, Granahan McCourt will change its name to “Pro Brand International Group, Inc.”

PBI’s Financial Results for the Six Months Ended June 30, 2008

Revenue for the six months ended June 30, 2008 was $71.2 million, an increase of 20.5% compared to $59.1 million for the first six months of 2007.  The increase in revenue was primarily due to an increase in sales volumes of PBI’s more sophisticated and higher-priced SlimLine® products and related accessories.

Gross profit for the six months ended June 30, 2008 was $10.7 million, an increase of 18.5% from $9.0 million for the first six months of 2007.  Gross profit margin was stable at 15.1% for the first six months of 2008 versus 15.3% for the same period in 2007.

Selling, general and administrative expenses were $4.2 million for the first six months of 2008, a 36.2%

increase from $3.1 million for the first six months of 2007. The increase in SG&A expenses was primarily due to increased research and development expenses related to the launch of new products, an increase in outside warehouse rent expense in order to meet customer logistics needs, an increase in personnel expenses from the hiring of several new employees to support future growth, as well as an increase in professional services fees directly associated with the proposed merger with Granahan McCourt.  PBI’s professional services fees increased by 317.7% for the six months ended June 30, 2008 versus the six months ended June 30, 2007. Excluding professional services fees, SG&A was $3.8 million, or 5.3% of revenues, for the six months ended June 30, 2008.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first six months of 2008 totaled $7.0 million, a 9.2% increase from $6.4 million for the same period in 2007.  EBITDA margin was 9.8% for the first six months of 2008 compared to 10.8% for the same period in 2007.  EBITDA, adjusted to exclude one-time transaction related expenses incurred during the period, increased approximately 14.0% from the same period in 2007 and EBITDA margins would have been 10.2% for the first six months of 2008, if one-time transaction related expenses incurred during the period were excluded.

Net income was $3.8 million for the first six months of 2008, an increase of 2.5% from $3.7 million for the same period in 2007.

2008 Outlook

Based on current business trends, PBI continues to expect total revenues in 2008 to be approximately $160 million, EBITDA (excluding any adjustment for one-time transaction expenses) to be approximately $18 million and net income to be approximately $11 million.  2008 revenue, EBITDA and net income guidance does not include any potential acquisitions or other significant events.

“PBI reported strong results for the first half of 2008, reflecting continued solid fundamentals in the DBS satellite sector,” stated Philip Shou, Chief Executive Officer of Pro Brand.  “Revenues for the first six months of 2008 increased 20% year over year, primarily as a result of the increased sales of our more sophisticated and higher-priced Slim Line products and related accessories. The second quarter is historically our seasonally slowest quarter due to a lower rate of new DBS subscription adds following the holidays as well as the playoff and Super Bowl season.”

“Overall, business trends continue to be healthy and we are reiterating our previously issued guidance for the full year 2008,” continued Philip Shou.  “First half 2008 revenues are tracking at 45% of our revenue guidance for the full year 2008, consistent with last year’s revenue trend.  We continue to look forward to partnering with Granahan McCourt as their operational and M&A expertise is critical to taking PBI’s business to the next level.”

“PBI remains on track to deliver a solid 2008,” added David C. McCourt.  “We remain confident in its ability to execute in the years ahead, as evidenced by our amended merger agreement which ties our promote to performance milestones.  In addition, the amended merger agreement enhances the attractiveness of this transaction for Granahan McCourt’s shareholders by lowering the purchase price and leaving additional cash on the balance sheet to fund future growth initiatives.”

“We believe PBI is well positioned to serve as the platform to pursue our multi-pronged growth strategy, which includes international expansion, leveraging PBI’s design capabilities into adjacent verticals, and pursuing attractive acquisition opportunities,” continued David McCourt.  “We continue to believe that the consumer and enterprise sectors of satellite antenna design and manufacturing are ripe for further consolidation and we remain confident that PBI represents an ideal platform to lead this consolidation due to its long history of solid growth, expertise in sophisticated multi-satellite antenna systems and experienced management team.”

About Granahan McCourt Acquisition Corporation

Granahan McCourt Acquisition Corporation is a blank check company organized on July 10, 2006 for the purpose of acquiring one or more assets or operating businesses in the telecommunications and media industries through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.  Granahan McCourt Acquisition Corporation does not have significant operations.

Investor Relations Contact:

Erach Desai

Integrated Corporate Relations

617-956-6732

Use of Non-GAAP Financial Information

This press release includes a presentation of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC. Granahan McCourt and PBI believe that the presentation of EBITDA, or earnings before interest, taxes, depreciation and amortization, serves to enhance the understanding of PBI’s financial performance and helps indicate the ability of PBI’s assets to generate cash sufficient to  meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. We have included a reconciliation of EBITDA to PBI’s net income calculated in accordance with GAAP in the accompanying tables.  However, EBITDA should be considered in addition to and not as substitutes for, or superior to financial measures of financial performance prepared in accordance with GAAP.  PBI’s calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings, including the Amended Preliminary Proxy Statement filed on September 8, 2008 and Form 10-K for the period ended December 31, 2007.  These risks and uncertainties also include risks and uncertainties regarding PBI, including, among other things, changes in demand for PBI’s products, PBI’s dependence on significant customers, the lack of long-term contracts governing PBI’s customer and supplier relationships, PBI’s ability to retain its management and key personnel, PBI’s ability to adequately protect its intellectual property and its technologies, competition in PBI’s markets, competitive pricing and continued pricing pressures in the DBS market, supplier constraints, the introduction of new products and services by competitors, the ability of PBI to manage costs and maintain production volumes, conditions in PBI’s industry and economic conditions generally, PBI’s ability to develop and market new technologies in a competitively advantageous manner, and PBI’s success at integrating acquired businesses.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, Granahan McCourt will file with the SEC a definitive proxy statement which will be mailed to the stockholders of Granahan McCourt. Granahan McCourt’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the merger with PBI. Granahan McCourt’s stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Granahan McCourt, 179 Stony Brook Road, Hopewell, NJ 08525.

Granahan McCourt and its officers and directors may be deemed to have participated in the solicitation of proxies from Granahan McCourt’s stockholders in favor of the approval of the merger. Information concerning Granahan McCourt’s directors and executive officers is set forth in the publicly filed documents of Granahan McCourt. Stockholders may obtain more detailed information regarding the direct and indirect interests of Granahan McCourt and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

Pro Brand International, Inc. and Subsidiary

Consolidated Statements of Income

	Six Months Ended June 30,
	2008	2007
Revenues	$71,174,063	$59,075,798
Cost of goods sold	60,452,613	50,029,709
Gross profit	10,721,450	9,046,089

Selling, general, and administrative expenses	4,178,357	3,066,695

Income from operations	$6,543,093	$5,979,394
Other income (expense)	(10,154)	(45,713)
Income before provision for income taxes	6,532,939	5,933,681
Provision for income taxes	2,739,349	2,230,949
Net income	$3,793,590	$3,702,732

Pro Brand International, Inc. and Subsidiary

Historical EBITDA Reconciliation

	Six Months Ended June 30,
	2008	2007
EBITDA Calculation
Net Income	$3,793,590	$3,702,732
Plus: Taxes	2,739,349	2,230,949
Plus: Net Interest Expense	44,736	54,697
Plus: Depreciation & Amortization	383,159	383,178
EBITDA	$6,960,834	$6,371,556
Plus: One-time transaction related expenses	303,607	—
Adjusted EBITDA	$7,264,441	$6,371,556